Filed Pursuant to Rule 433
Registration No. 333-133007
January 11, 2008
FREE WRITING PROSPECTUS
(To Prospectus Dated April 5, 2006,
Prospectus Supplement Dated October 12, 2007 and
Prospectus Addendum Dated December 12, 2007)
HSBC USA Inc.
$[●]
Equity Linked Notes with Contingent Protection
Linked to the MSCI® EM (Emerging Markets) Index
Terms used in this free writing prospectus are described or defined in the prospectus supplement and the prospectus. The notes offered will have the terms described in the prospectus supplement and the prospectus. The notes are conditionally principal protected, so long as the official closing level of the reference asset never falls below the trigger level on each scheduled trading day during the observation period. You may lose up to 100% of the principal amount of your initial investment in the notes if the final return is negative and the official closing level of the reference asset was below the trigger level on any scheduled trading day during the observation period. Investing in the notes involves significant risks.

•	Reference Asset:	The MSCI® EM (Emerging Markets) Index (formerly, the MSCI® Emerging Markets IndexSM) (the “MXEF”).
•	Principal Amount:	$1,000 per note, subject to a minimum purchase of one note ($1,000).
•	Trade Date:	[January 15, 2008].
•	Pricing Date:	[January 15, 2008].
•	Original Issue Date:	Three business days after the pricing date and is expected to be January 18, 2008.
•	Final Valuation Date:
January 18, 2011, or, if that date is not a scheduled trading day (as defined below) with respect to the reference asset, the following scheduled trading day for the reference asset, subject to adjustment as described herein.

•	Maturity Date:	Three business days after the final valuation date, and is expected to be January 21, 2011. The maturity date is subject to further adjustment as described herein.
•	Observation Period:	The period from, but excluding, the trade date to, and including, the final valuation date.
•	Payment at Maturity:	For each note, the cash settlement value.
•	Cash Settlement Value:	For each note, you will receive a cash payment on the maturity date as described below:
-
If the final return is positive, you will receive 100% of the original principal amount plus the product of (i) the original principal amount multiplied by (ii) the final return multiplied by the upside participation rate;

-
If the final return is negative and the official closing level of the reference asset was greater than or equal to the trigger level on each scheduled trading day during the observation period, you will receive 100% of the original principal amount; and

-
If the final return is negative and the official closing level of the reference asset was below the trigger level on any scheduled trading day during the observation period, you will lose 1% of the original principal amount for each percentage point that the final return is less than zero. In this case, the contingent protection is lost and you will lose some or all of your principal amount. For example, if the final return is -25% and the official closing level of the reference asset falls below the trigger level on any scheduled trading day during the observation period, you will suffer a 25% loss and receive 75% of the original principal amount.

•	Upside Participation Rate:	[110.00]%.
•	Initial Level:	[n], which represents the official closing level of the reference asset on the pricing date, as determined by the calculation agent.
•	Trigger Level:	[n], representing 55% of the initial level of the reference asset.
•	Final Level:	The official closing level of the reference asset on the final valuation date, as determined by the calculation agent.
•	Final Return:
The quotient, expressed as a percentage, of (i) the final level of the reference asset minus the initial level of the reference asset divided by (ii) the initial level of the reference asset, expressed as a formula:

•	Official Closing Level:
The official closing level of the reference asset on any scheduled trading day during the observation period as determined by the calculation agent based upon determinations with respect thereto made by the reference sponsor and displayed on Bloomberg page “MXEF <Index> <GO>”.

•	Form of Notes:	Book-entry.
•	CUSIP and ISIN:	4042K0 HQ1 and [n].
•	Listing:	The notes will not be listed on any U.S. securities exchange or quotation system.
•	Agent’s Discount:	[1.50]%. The agent’s discount may vary, but will be no more than the amount listed.

Investment in the notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-5 of this document and page S-3 of the prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this free writing prospectus, or the accompanying prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.
The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction. We may use this free writing prospectus in the initial sale of notes. In addition, HSBC Securities (USA) Inc. or another of our affiliates or agents may use this free writing prospectus in market-making transactions in any notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this free writing prospectus is being used in a market-making transaction.
We have appointed HSBC Securities (USA) Inc. as agent for the sale of the notes. HSBC Securities (USA) Inc. will offer the notes to investors directly or through other registered broker-dealers.

HSBC SECURITIES (USA) INC.
January 11, 2008

SUMMARY

General Terms

This free writing prospectus relates to one note offering linked to the reference asset identified on the cover page. The purchaser of a note will acquire a security linked to a single reference asset. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the note offering relates only to the reference asset identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the reference asset or any stock underlying the reference asset, or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 5, 2006, the prospectus supplement dated October 12, 2007, and the prospectus addendum dated December 12, 2007. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-5 of this free writing prospectus and page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes. As used herein, references to “HSBC”, “we”, “us”, and “our” are to HSBC USA Inc.

HSBC USA Inc. has filed a registration statement (including a prospectus, prospectus supplement, and prospectus addendum) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, HSBC USA Inc., the agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus addendum and prospectus supplement if you request them by calling toll-free 1 888 800 4722.

You may also obtain:

•	the prospectus at www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289_1s3asr.htm

•	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000114420407053900/v090138_424b2.htm

•	the prospectus addendum at www.sec.gov/Archives/edgar/data/83246/000114420407067025/v096997_424b2.htm

We are using this free writing prospectus to solicit from you an offer to purchase the notes. You may revoke your offer to purchase the notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any material changes to the terms of the notes, we will notify you.

Payment at Maturity

On the maturity date and for each note, we will pay you the cash settlement value, which is an amount in cash based on the final return and whether the official closing level of the reference asset was ever below the trigger level on any scheduled trading day during the observation period, as described below:

•
If the final return is positive, you will receive 100% of the original principal amount plus the product of (i) the original principal amount multiplied by (ii) the final return multiplied by the upside participation rate;

•
If the final return is negative and the official closing level of the reference asset was greater than or equal to the trigger level on each scheduled trading day during the observation period, you will receive 100% of the original principal amount; and

•
If the final return is negative and the official closing level of the reference asset was below the trigger level on any scheduled trading day during the observation period, you will lose 1% of the original principal amount for each percentage point that the final return is less than zero. In this case, the contingent protection is lost and you will lose some or all of your original principal amount. For example, if the final return is -25%, you will suffer a 25% loss and receive 75% of the original principal amount.

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Your initial investment in the notes is conditionally protected. If the final return is negative and the official closing level of the reference asset was below the trigger level on any scheduled trading day during the observation period, the contingent protection is lost and your principal amount will be fully exposed to any decline in the reference asset over the term of the notes.

Interest

The notes will not bear interest.

Expenses

We estimate that we will spend approximately $[5,000] for printing, trustee and legal fees and other expenses allocable to the offerings.

Market Disruption Event

If the final valuation date is not a scheduled trading day with respect to the reference asset, then the final valuation date for the reference asset will be the next scheduled trading day. If a market disruption event (as defined below) exists with respect to the reference asset on the final valuation date, then the final valuation date for the reference asset will be the next scheduled trading day for which there is no market disruption event. If a market disruption event exists with respect to the reference asset on eight consecutive scheduled trading days, then that eighth scheduled trading day will be the final valuation date for the reference asset, and the calculation agent will determine the final level of the reference asset on that date in accordance with the formula for and method of calculating the reference asset last in effect prior to the occurrence of that market disruption event, using the relevant exchange traded or quoted price of each security comprised in the reference asset (or if an event giving rise to a market disruption event has occurred with respect to a stock in the reference asset on that eighth scheduled trading day, its good faith estimate of the value for that stock). If the final valuation date is postponed, then the maturity date will also be postponed until the third business day following the postponed final valuation date for the reference asset.

“Market disruption event” for the reference asset means any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which we determine is material:

(a) The occurrence or existence of a condition specified below at any time:

(i) Any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, (A) relating to any stock included in the reference asset or (B) in futures or options contracts relating to the reference asset on any related exchange; or

(ii) Any event (other than any event described in (b) below) that disrupts or impairs the ability of market participants in general (A) to effect transactions in, or obtain market values for any stock included in the reference asset or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the reference asset on any relevant related exchange; or

(b) The closure on any scheduled trading day of any relevant exchange relating to any stock included in the reference asset or any related exchange prior to its scheduled closing time (unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the exchange and (ii) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day).

“Related exchange” for the reference asset means each exchange or quotation system on which futures or options contracts relating to the reference asset are traded, or any successor or temporary substitute for such exchange or quotation system (provided we have determined, for a substitute exchange or quotation system, that liquidity on such substitute is comparable to liquidity on the original related exchange).

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“Relevant exchange” for the reference asset means any exchange on which stocks then included in the reference asset trade.

“Scheduled closing time” means the scheduled weekday closing time of the relevant exchange or related exchange, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” for the reference asset means any day on which all of the relevant exchanges and related exchanges are scheduled to be open for trading for each stock then included in the reference asset.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the notes.

INVESTOR SUITABILITY

The notes may be suitable for you if:

♦     You believe the level of the reference asset will increase over the term of the notes.

♦     You seek an investment with an enhanced return linked to the performance of the reference asset.

♦     You are willing to expose your principal to the full downside performance of the reference asset if the official closing level falls below the trigger level on any scheduled trading day during the observation period.

♦     You are willing to invest in the notes based on the upside participation rate of [110.00]%.

♦     You are willing to forego dividends paid on the stocks included in the reference asset in exchange for (i) the possibility of an enhanced return if the level of the reference asset increases over the term of the notes and (ii) contingent protection if the level of the reference asset declines over the term of the notes, but never below the trigger level.

♦     You do not seek current income from this investment.

♦     You do not seek an investment for which there is an active secondary market.

♦     You are willing to hold the notes to maturity.

♦     You seek an investment whose return is linked to a reference asset that represents companies in a variety of market sectors and foreign jurisdictions.

The notes may not be suitable for you if:

♦     You do not believe the level of the reference asset will increase over the term of the notes.

♦     You do not seek an investment with exposure to the reference asset.

♦     You are unwilling to make an investment that is conditionally exposed to full downside performance of the reference asset.
♦     You prefer a product that provides an upside participation rate greater than [110.00]%.

♦     You seek an investment that is unconditionally 100% principal protected.

♦     You prefer to receive the dividends paid on any stocks included in the reference asset.

♦     You seek current income from this investment.

♦     You are unable or unwilling to hold the notes to maturity.

♦     You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦     You do not seek a product with exposure to the rate of return linked to a reference asset that represents companies in a variety of market sectors and foreign jurisdictions.

♦     You seek an investment for which there will be an active secondary market.

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RISK FACTORS

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement. Investing in the notes is not equivalent to investing directly in the securities comprising the reference asset. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus supplement, prospectus addendum and prospectus.

As you review “Risk Factors” in the accompany prospectus supplement, you should pay particular attention to the following sections:

•	“— Risks Relating to All Note Issuances”; and

•	“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset”;

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Contingent Principal Protection Only Applies if You Hold the Notes to Maturity.

You should be willing to hold your notes to maturity. The notes are not designed to be short-term trading instruments. The price at which you will be able to sell your notes to us, our affiliates or any party in the secondary market prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the level of the reference asset has increased since the trade date.

Principal Protection Applies Only in Limited Circumstances and Otherwise You May Lose Up to 100% of Your Initial Investment.

Your principal amount will be protected only if the official closing level of the reference asset never falls below the trigger level on any scheduled trading day during the observation period. The notes differ from ordinary debt securities in that we may not pay you 100% of the principal amount of your notes if the official closing level of the reference asset falls below the trigger level on any scheduled trading day during the observation period. In that event, the contingent protection will be eliminated and you will be fully exposed to any decline in the reference asset on the final valuation date, relative to its initial level. Accordingly, you may lose up to 100% of your principal amount.

An Investment in the Notes is Subject to Risks Associated with the Emerging Markets.

Because stocks or companies included in the MXEF are publicly traded in the applicable emerging markets and are denominated in currencies other than U.S. dollars, investments in the notes involve particular risks. For example, emerging markets may be more volatile than the United States securities markets, and market developments may affect these emerging markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. Although many of the component stocks in the reference asset are listed or traded on foreign securities markets which constitute “designated offshore securities markets” under Regulation S, certain of the component stocks in the reference asset are primarily traded on foreign securities markets which have not been approved by U.S. securities regulatory agencies or U.S. exchanges. In addition, regardless of their status as designated offshore securities markets, certain stocks underlying the reference asset may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

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Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Events Involving the Companies Included in the Reference Asset.

General economic conditions and earnings results of the companies in the reference asset and real or anticipated changes in those conditions or results, may affect the level of the reference asset and the market value of the notes.

Currency Exchange Risk for the MSCI® EM (Emerging Markets) Index.

The MXEF, but not the stocks underlying the MXEF, is denominated in U.S. dollars. Because the prices of the stocks underlying the MXEF will be converted by the applicable reference sponsor into U.S. dollars for the purposes of calculating the level of the MXEF, your investment in the notes will be exposed to currency exchange risk with respect to each of the emerging markets represented in the MXEF.

Changes that Affect the Reference Asset Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity.

The policies of the publisher, sponsor or compiling authority for the reference asset (the “reference sponsor”) concerning additions, deletions and substitutions of the constituents included in the reference asset and the manner in which the reference sponsor takes account of certain changes affecting those constituents included in the reference asset may affect the level of the reference asset. The policies of the reference sponsor with respect to the calculation of the reference asset could also affect the level of the reference asset. The reference sponsor may discontinue or suspend calculation or dissemination of the reference asset. Any such actions could affect the value of the notes.

Please read and pay particular attention to the section “Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the accompanying prospectus supplement.

Uncertain Tax Treatment.

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. In the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the notes.

There is no direct legal authority as to the proper tax treatment of the notes, and therefore significant aspects of the tax treatment of the notes are uncertain, as to both the timing and character of any inclusion in income in respect of the notes. Under one approach, the notes should be treated as pre-paid forward or other executory contracts with respect to the reference asset. We intend to treat the notes consistent with this approach and pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to notes that are treated as pre-paid cash-settled forward or other executory contracts.

Certain of the entities included in the reference asset could be treated as a “real estate investment trust” (“REIT”), partnership, trust, or “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes, or otherwise as a “pass-thru entity” for purposes of section 1260 of the Code, in which case it is possible that the note will be subject to the “constructive ownership” rules of section 1260 of the Code. If so, the portion of any gain that relates to a pass-thru entity that would otherwise be treated as long-term capital gain recognized on the sale, exchange, maturity, or other taxable disposition of the notes could be treated as ordinary income and subject to an interest charge.

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Recently, the Internal Revenue Service (“IRS”) and the Treasury Department issued Notice 2008-2 under which they requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which would include the notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital , and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a note is required to accrue income in respect of the note prior to the receipt of payments under the note or its earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a note as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the note could be subject to U.S. withholding tax in respect of a note. It is unclear whether any regulations or other guidance would apply to the notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the notes.

Because of the uncertainty regarding the tax treatment of the notes, we urge you to consult your tax advisor as to the tax consequences of your investment in a note. For a more complete discussion of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “Certain U.S. Federal Income Tax Considerations.”

ILLUSTRATIVE EXAMPLES

The following examples are provided for illustration purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the reference asset relative to its respective initial level. We cannot predict the final level of the reference asset on the final valuation date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical initial level of the reference asset used in the illustrations below is not the actual initial level of the reference asset. You should not take these examples as an indication or assurance of the expected performance of the reference asset. The numbers in each example are rounded to the hundredth decimal space for ease of analysis.

The following examples indicate how the cash settlement value would be calculated with respect to a hypothetical $1,000 investment in the notes. These examples assume that the notes are held to maturity, that the upside participation rate is equal to 110.00%, that the trigger level is 55% of the hypothetical initial level, and that the initial level is 1,250.00.

Example 1: The level of the reference asset increases during the observation period.

Initial Level	1,250.00
Final Level	1,750.00
Final Return x Upside Participation Rate	44.00%
Cash Settlement Value	$1,440.00

Here, the final return is 40.00%.

Because the final return is positive, the cash settlement value equals 100% of the original principal amount plus the product of (i) the original principal amount multiplied by (ii) the final return multiplied by the upside participation rate. Accordingly, at maturity, the cash settlement value in this example would equal $1,440.00.

Example 1 shows that you are assured a leveraged return of your principal investment where the final level of the reference asset exceeds its initial level on the final valuation date. Nonetheless, the receipt of only the original principal amount of your notes plus a leveraged return at maturity may be less than the rate that you would have received from a conventional debt security.

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Example 2: The level of the reference asset declines during the observation period and the official closing level of the reference asset falls below the trigger level on one or more scheduled trading days during the observation period.

Initial Level	1,250.00
Final Level	750.00
Final Return	-40.00%
Cash Settlement Value	$600.00

Here, the final return is -40.00%.

Because the official closing level of the reference asset was below the trigger level on at least one scheduled trading day during the observation period, the contingent principal protection is lost in this example and you will be fully exposed to any decline in the final level of the reference asset on the final valuation date relative to its initial level. Therefore the return on the notes in this example is -40%. Accordingly, the cash settlement value in this example would equal $600.00.

Example 2 shows that if the reference asset closes below the trigger level on any scheduled trading day during the observation period, investors will be fully exposed to any decline in the level of the reference asset over the term of the notes and could lose some or all of their principle at maturity.

Example 3: The level of the reference asset declines during the observation period, but the official closing level of the reference asset never falls below the trigger level on each scheduled trading day during the observation period.

Initial Level	1,250.00
Final Level	750.00
Final Return	-40.00%
Cash Settlement Value	$1,000.00

Here, the final return is -40.00%.

Because the final return is negative, but the official closing level of the reference asset was never below the trigger level on each scheduled trading day during the observation period, you will receive a cash settlement value equal to the original principal amount of your notes. Accordingly, the cash settlement value in this example would equal $1,000.

Example 3 shows that you are assured the return of your principal investment where the official closing level of the reference asset never falls below the trigger level on any of the scheduled trading days during the observation period.

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Sensitivity Analysis - Hypothetical payment at maturity for each $1,000 principal amount of notes.

The table below illustrates the payment at maturity (including, where relevant, the payment in respect of the final return) on a $1,000 note for a hypothetical range of performance for the final return from -100% to +100%. The following results are based solely on the assumptions cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis. The table assumes a hypothetical upside participation rate of 110.00%. The actual upside participation rate and initial level will be determined on the pricing date.

Assumptions:

•	Principal Amount:	$1,000
•	Upside Participation Rate:	110.00% if the final return is positive
•	Initial Level:	1,250.00
•	Reference Asset Performance:	100% to -100%

Reference Asset		Trigger Event Does Not Occur[1]		Trigger Event Occurs[2]
Final Level	Final Return[3]	Payment at Maturity	Return on Notes at Maturity	Payment at Maturity	Return on Notes at Maturity
2,500.00	100.00%	$2,100.00	110.00%	$2,100.00	110.00%
2,375.00	90.00%	$1,990.00	99.00%	$1,990.00	99.00%
2,250.00	80.00%	$1,880.00	88.00%	$1,880.00	88.00%
2,125.00	70.00%	$1,770.00	77.00%	$1,770.00	77.00%
2,000.00	60.00%	$1,660.00	66.00%	$1,660.00	66.00%
1,875.00	50.00%	$1,550.00	55.00%	$1,550.00	55.00%
1,750.00	40.00%	$1,440.00	44.00%	$1,440.00	44.00%
1,625.00	30.00%	$1,330.00	33.00%	$1,330.00	33.00%
1,500.00	20.00%	$1,220.00	22.00%	$1,220.00	22.00%
1,375.00	10.00%	$1,110.00	11.00%	$1,110.00	11.00%
1,250.00	0.00%	$1,000.00	0.00%	$1,000.00	0.00%
1,125.00	-10.00%	$1,000.00	0.00%	$900.00	-10.00%
1,000.00	-20.00%	$1,000.00	0.00%	$800.00	-20.00%
875.00	-30.00%	$1,000.00	0.00%	$700.00	-30.00%
750.00	-40.00%	$1,000.00	0.00%	$600.00	-40.00%
687.50	-45.00%	$1,000.00	0.00%	$550.00	-45.00%
625.00	-50.00%	N/A	N/A	$500.00	-50.00%
500.00	-60.00%	N/A	N/A	$400.00	-60.00%
375.00	-70.00%	N/A	N/A	$300.00	-70.00%
250.00	-80.00%	N/A	N/A	$200.00	-80.00%
125.00	-90.00%	N/A	N/A	$100.00	-90.00%
0.00	-100.00%	N/A	N/A	$0.00	-100.00%
1 The official closing level of the reference asset is never below the trigger level on any day during the observation period.
2  The official closing level of the reference asset falls below the trigger level on any day during the observation period.
3. The final return excludes any dividend yields on stocks included in the reference asset.

The notes are intended to be long term investments and, as such, should be held to maturity. They are not intended to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity may be at a substantial discount from the principal amount of the notes, even in cases where the level of the reference asset has increased since the pricing date of the notes. The potential returns described here assume that your notes are held to maturity.

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DESCRIPTION OF THE REFERENCE ASSET

General

This free writing prospectus is not an offer to sell and it is not an offer to buy interests in any of the securities comprising the reference asset. All disclosures contained in this free writing prospectus regarding the reference asset, including its make-up, performance, method of calculation and changes in its components, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of the information about the reference asset or stocks comprising the reference asset contained in this free writing prospectus. You should make your own investigation into the reference asset, as well as stocks included in the reference asset. The reference sponsor has no obligation to continue to publish, and may discontinue publication of, the reference asset. The reference sponsor may discontinue or suspend the publication of the reference asset at any time.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-25 in the accompanying prospectus supplement.

The MSCI® EM (Emerging Markets) Index (“MXEF”)

We have derived all information regarding the MSCI® EM (Emerging Markets) Index (formerly, the MSCI® Emerging Markets IndexSM ) contained in this free writing prospectus including, without limitation, its make-up, method of calculation, and changes in its components, from the MSCI Global Investable Market Indices Methodology Book published by MSCI and other publicly available information. Such information reflects the policies of, and is subject to change by, MSCI. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the MSCI® EM (Emerging Markets) Index, including the country and industrial sector weightings of the securities included in the MSCI® EM (Emerging Markets) Index, may be obtained at the MSCI website (www.mscibarra.com). Information contained in the MSCI website is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

You can obtain the level of the MSCI® EM (Emerging Markets) Index at any time from the Bloomberg Financial Markets page “MXEF<Index> <GO>” or from the MSCI website at www.mscibarra.com.

MXEF Composition and Calculation

The MXEF is a free float-adjusted market capitalization index that is designed to measure the performance of certain equity market performance of emerging markets. It has a base date of December 31, 1987 and had on that date an initial value of 100. The MXEF is calculated in U.S. dollars on a real time basis and disseminated every 60 seconds during market trading hours.

As of December 21, 2007, the MXEF consisted of the following 25 emerging market country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand and Turkey. As of December 21, 2007 the five largest sector weights were: Financials (21.79%), Energy (18.04%), Materials (14.80%), Telecommunication Services (11.70%) and Information Technology (9.89%). The MXEF contained 925 constituents with a total market capitalization of US$3,559,503 million.

The MXEF is part of the MSCI Equity Indices series. MSCI aims to include in its indices 85% of the free float-adjusted market capitalization in each industry sector, within each country included in an index.

License Agreement with MSCI

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MSCI and HSBC have agreed to enter into a non-exclusive license agreement providing for the license to HSBC, and certain of its affiliates, in exchange for a fee, of the right to use the MXEF in connection with securities, including the notes. The MXEF is owned and published by MSCI.

The notes are not sponsored, endorsed, sold or promoted by MSCI or any affiliate of MSCI. Neither MSCI nor any other party makes any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes or the ability of the MSCI Indices to track general stock market performance. MSCI is the licensor of certain trademarks, service marks and trade names of MSCI and of the MXEF, which is determined, composed and calculated by MSCI without regard to the notes or HSBC. MSCI has no obligation to take the needs of HSBC or the owners of the notes into consideration in determining, composing or calculating the MXEF. MSCI is not responsible for and has not participated in the determination of the timing of, pricing at or quantities of the notes or in the determination or calculation of the equation by which the notes is redeemable for cash. Neither MSCI nor any other party has any obligation or liability to owners of the notes in connection with the administration, marketing or trading of the notes.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDICES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI NOR ANY OTHER PARTY GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE INDICES OR ANY DATA INCLUDED THEREIN. NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, OWNERS OF THE PRODUCTS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDICES OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. FURTHER, NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND MSCI HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDICES AND ANY DATA INCLUDED THEREIN. NEITHER MSCI NOR ANY OTHER PARTY SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH THE MSCI INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI OR ANY OTHER PARTY HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to MSCI’s trade name, trade mark or service mark rights to the designations Morgan Stanley Capital International®, MSCI®, Morgan Stanley Capital International Perspective®, to sponsor, endorse, market or promote the notes without first contacting MSCI to determined whether MSCI’s permission is required. Under no circumstances may any person or entity claim affiliation with MSCI without the prior written permission of MSCI.

Historical Performance of the MXEF

The following table sets forth the quarterly high and low intraday levels, as well as end-of-quarter levels, of the MXEF for each quarter in the period from January 1, 2003 through December 31, 2007 and for the period from January 1, 2008 through January 10, 2008. The closing level of the MXEF on January 10, 2008 was 1,221.29. We obtained the data in the following table from Bloomberg Financial Service, without independent verification by us. Historical levels of the MXEF should not be taken as an indication of future performance, and no assurance can be given that the level of the MXEF will increase relative to its initial level during the term of the notes.

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Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2003	309.37	268.27	272.27
June 30, 2003	338.88	270.49	332.68
September 30, 2003	387.18	332.50	377.63
December 31, 2003	443.80	377.13	442.78
March 31, 2004	489.77	442.95	482.06
June 30, 2004	498.68	394.58	432.20
September 30, 2004	467.71	416.39	464.15
December 31, 2004	542.55	462.42	542.17
March 31, 2005	590.28	517.39	548.69
June 30, 2005	573.07	524.91	565.17
September 30, 2005	661.32	560.80	661.32
December 30, 2005	709.57	601.27	706.48
March 31, 2006	793.45	704.40	787.80
June 30, 2006	883.53	663.54	747.54
September 30, 2006	791.49	707.56	778.17
December 31, 2006	913.94	767.08	912.65
March 31, 2007	945.04	841.96	929.03
June 29, 2007	1,070.03	926.59	1,059.69
September 28, 2007	1,210.24	934.57	1,204.90
December 31, 2007	1,345.18	1,175.41	1,245.59
January 1, 2008 thru January 10, 2008	1,246.36	1,204.48	1,221.29

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CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. In the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the notes. This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes. Under one approach, the notes should be treated as pre-paid forward or other executory contracts with respect to the reference asset. We intend to treat the notes consistent with this approach and pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to notes that are treated as pre-paid cash-settled forward or other executory contracts.

If one or more of the entities included in the reference asset are treated as a REIT, partnership or trust, or PFIC for U.S. federal income tax purposes, or otherwise as a "pass-thru entity" for purposes of section 1260 of the Code, it is possible that the note will be subject to the "constructive ownership" rules of section 1260 of the Code. If so, the portion of any gain that relates to a pass-thru entity that would otherwise be treated as long-term capital gain recognized on the sale, exchange, maturity, or other taxable disposition of the notes could be treated as ordinary income and subject to an interest charge.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes, other characterizations and treatments are possible and the timing and character of income in respect of the notes might differ from the treatment described above. For example, the notes could be treated as debt instruments that are “contingent payment debt instruments” for federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts” in the prospectus supplement.

Recently, the Internal Revenue Service (“IRS”) and the Treasury Department issued Notice 2008-2 under which they requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which would include the notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital , and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a note is required to accrue income in respect of the note prior to the receipt of payments under the note or its earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a note as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the note could be subject to U.S. withholding tax in respect of a note. It is unclear whether any regulations or other guidance would apply to the notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the notes.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

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CERTAIN ERISA CONSIDERATIONS

We urge you to read and consult “Certain ERISA Considerations” section of the prospectus supplement”.

DISCONTINUANCE OR MODIFICATION OF THE REFERENCE ASSET

If the reference sponsor (as defined below) discontinues publication of or otherwise fails to publish the reference asset on any day on which the reference asset is scheduled to be published and the reference sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the discontinued index (the comparable index, the “successor index”), then that successor index will be deemed to be the reference asset for all purposes relating to the notes, including for purposes of determining whether a market disruption event exists. Upon any selection by the calculation agent of a successor index, the calculation agent will furnish written notice to us and the holders of the notes.

If the reference asset is discontinued or if the reference sponsor fails to publish the reference asset and the calculation agent determines that no successor index is available at that time, then the calculation agent will determine the reference asset level using the same general methodology previously used by the reference sponsor. The calculation agent will continue to make that determination until the earlier of (i) the final valuation date or (ii) a determination by the calculation agent that the reference asset or a successor index is available. In that case, the calculation agent will furnish written notice to us and the holders of the notes.

If at any time the method of calculating the reference asset or a successor index, or the value thereof, is changed in a material respect, or if the reference asset or a successor index is in any other way modified so that, in the determination of the calculation agent, the value of the reference asset or successor index does not fairly represent the value of the reference asset or successor index that would have prevailed had those changes or modifications not been made, then the calculation agent will make the calculations and adjustments as may be necessary in order to determine a value comparable to the value that would have prevailed had those changes or modifications not been made. If, for example, the method of calculating the reference asset or a successor index is modified so that the value of the reference asset or successor index is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust the reference asset or successor index in order to arrive at a value of the reference asset or successor index as if it had not been modified. In that case, the calculation agent will furnish written notice to us and the holders of the notes.

Notwithstanding these alternative arrangements, discontinuance of the publication of the reference asset may adversely affect the value of, and trading in, the notes.

“Reference sponsor” means, with respect to the MXEF, Morgan Stanley Capital International, Inc.

EVENTS OF DEFAULT AND ACCELERATION

If the calculation agent determines that the notes have become immediately due and payable following an event of default (as defined in the prospectus) with respect to the notes, the calculation agent will determine the accelerated cash settlement value due and payable in the same general manner as described in “Return on the Notes — Payment at Maturity” in this free writing prospectus. In that case, the scheduled trading day preceding the date of acceleration will be used as the final valuation date for purposes of determining the accelerated final return. If a market disruption event exists with respect to the reference asset on that scheduled trading day, then the final valuation date for the reference asset will be postponed for up to eight scheduled trading days (in the same general manner used for postponing the originally scheduled final valuation date). The accelerated maturity date will be the third business day following the accelerated final valuation date.

If the notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the notes. For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus.

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You should only rely on the information contained in this free writing prospectus, the accompanying prospectus, prospectus supplement, and prospectus addendum. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying prospectus, prospectus supplement, and prospectus addendum. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying prospectus, prospectus supplement, and prospectus addendum are not an offer to sell these notes, and these documents are not soliciting an offer to buy these notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying prospectus, prospectus supplement, and prospectus addendum is correct on any date after their respective dates.
		HSBC USA Inc. $[●] Equity Linked Notes with Contingent Protection Linked to the MSCI® EM (Emerging Markets) Index January 11, 2008 FREE WRITING PROSPECTUS

__________________ TABLE OF CONTENTS
Free Writing Prospectus
Summary	FWP-2
Investor Suitability	FWP-4
Risk Factors	FWP-5
Illustrative Examples	FWP-7
Description of the Reference Asset	FWP-10
Certain U.S. Federal Income Tax Considerations	FWP-13
Certain ERISA Considerations	FWP-14
Discontinuance or Modification of the Reference Asset	FWP-14
Events of Default and Acceleration	FWP-14
Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-13
Description of Notes	S-14
Sponsors or Issuers and Reference Asset	S-25
Use of Proceeds and Hedging	S-26
Certain U.S. Federal Income Tax Considerations	S-26
Supplemental Plan of Distribution	S-38
Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations
Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59

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